Exhibit 99.1

Soligenix Reports Third Quarter 2010 Financial Results and
Reviews Accomplishments

Princeton, NJ – November 12, 2010 – Soligenix, Inc. (OTCBB: SNGX) (Soligenix or the Company), a late-stage biopharmaceutical company, announced today its financial results for the third quarter of 2010.

Soligenix’s revenues for the third quarter of 2010 were approximately $861,000 as compared to $767,000 for the third quarter of 2009. The increased revenues were primarily a result of increases in National Institutes of Health (NIH) grant revenues as the Company increased research efforts under its thermostable vaccine development program and initiated drawdowns under its FDA Orphan Products grant for the confirmatory Phase 3 trial of orBec® in acute gastrointestinal Graft-versus-Host disease (GI GVHD).

Soligenix’s net loss for the third quarter of 2010 was approximately $1,734,000, or $(0.01) per share, as compared to $1,660,000, or $(0.01) per share for the third quarter of 2009.

Research and development expenses for the third quarter of 2010 were approximately $1,122,000, compared to $1,109,000 for the third quarter of 2009. General and administrative expenses for the third quarter of 2010 were approximately $356,000, compared to $618,000 for the third quarter of 2009. The decrease in G&A expenses results from decreases in compensation associated with severance, benefits, and board fees.

“We are happy to have received new funding this year in various forms and have ended the third quarter with approximately $9 million in cash and an additional $9.9 million in grant funding commitments for our development programs,” stated Christopher J. Schaber, PhD, President and Chief Executive Officer of Soligenix. “Our confirmatory Phase 3 clinical trial of orBec® is actively enrolling and we remain committed to our goal of having orBec® become the first FDA-approved therapy to treat GI GVHD, an area of unmet medical need associated high morbidity and mortality rates.”

Third Quarter 2010 Highlights and Recent Developments:

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On November 3, 2010, Soligenix announced that it had been awarded a maximum allowable cash grant per project totaling $244,479 under the U.S. Internal Revenue Service's Qualifying Therapeutic Discovery Project (QTDP) program. The awards are intended for projects designed to treat or prevent diseases by conducting studies for the purpose of securing approval from the U.S. Food and Drug Administration.

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On November 2, 2010, Soligenix announced that it had completed enrollment of its Phase 1B clinical trial of RiVaxTM, a ricin subunit vaccine, in healthy volunteers. Preliminary results indicate that RiVaxTM appears safe at all doses tested in volunteers. This trial is designed to assess the duration of immune responses using an adjuvant formulation of RiVaxTM over a period of more than one year after vaccination.

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On October 25, 2010, Soligenix reported preliminary results from its Phase 2 “proof-of-concept” exploratory clinical trial of orBec® for the prevention of acute Graft-versus-Host disease (GVHD). The preliminary results indicate that orBec® appears safe and well tolerated in this patient population, but did not achieve statistical significance in the primary endpoint, which was the proportion of subjects who developed acute GVHD with severity sufficient to require systemic immunosuppressive treatment on or before day 90 after transplantation. However, the use of orBec® resulted in fewer cases of more severe acute GVHD grades IIb-IV (21% vs. 33% of patients receiving placebo).

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On September 27, 2010, Soligenix announced the election of Tamar D. Howson and Virgil D. Thompson to its Board, the results of its annual meeting of shareholders, as well as an adjustment to the expected timeline to completion for its confirmatory Phase 3 clinical trial of orBec® in acute gastrointestinal Graft-versus-Host disease into the second half of 2011.

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On September 2, 2010, Soligenix announced the publication of an article online in Vaccine.  The article describes the systematic identification of neutralizing and non-neutralizing B-cell epitopes on ricin toxin’s enzymatic A subunit (RTA). An inactivated form of RTA is the primary component of RiVax™, the Company’s proprietary vaccine against ricin toxin.

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On August 23, 2010, Soligenix announced that it had been awarded a three year $1.2 million clinical research grant by the Office of Orphan Products Development of the U.S. Food and Drug Administration pursuant to its Orphan Products Development Program.

About Soligenix, Inc.

Soligenix, Inc. (Soligenix) is a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents. Soligenix’s lead product, orBec® (oral beclomethasone dipropionate or BDP), is a potent, locally acting corticosteroid being developed for the treatment of acute gastrointestinal Graft-versus-Host disease (GI GVHD), a common and potentially life-threatening complication of hematopoietic cell transplantation. orBec® is currently the subject of a $1.2M FDA Orphan Products Grant-supported confirmatory Phase 3 clinical trial for the treatment of acute GI GVHD. Soligenix is also conducting an NIH-supported Phase 1/2 clinical trial of SGX201 in the prevention of acute radiation enteritis. Additionally, Soligenix has a Lipid Polymer Micelle (LPM™) drug delivery technology for the oral delivery of leuprolide for the treatment of prostate cancer and endometriosis.

Through its Biodefense Division, Soligenix is developing biomedical countermeasures pursuant to the Project BioShield Act of 2004. Soligenix’s lead biodefense product in development is a recombinant subunit vaccine called RiVax™, which is designed to protect against the lethal effects of exposure to ricin toxin. RiVax™ has been shown to be well tolerated and immunogenic in a Phase 1 clinical trial in normal volunteers. RiVax™ is also the subject of a $9.4 million NIH grant received by the Company supporting development of new heat stable vaccines.

For further information regarding Soligenix, Inc., please visit the Company's website at www.soligenix.com.

This press release contains forward-looking statements that reflect Soligenix, Inc.'s current expectations about its future results, performance, prospects and opportunities. Statements that are not historical facts, such as "anticipates," "believes," "intends," or similar expressions, are forward-looking statements. These statements are subject to a number of risks, uncertainties and other factors that could cause actual events or results in future periods to differ materially from what is expressed in, or implied by, these statements. Soligenix cannot assure you that it will be able to successfully develop or commercialize products based on its technology, including orBec®, SGX201, RiVax™, and LPMTM, particularly in light of the significant uncertainty inherent in developing vaccines against bioterror threats, manufacturing and conducting preclinical and clinical trials of vaccines, and obtaining regulatory approvals, that its cash expenditures will not exceed projected levels, that product development and commercialization efforts will not be reduced or discontinued due to difficulties or delays in clinical trials or due to lack of progress or positive results from research and development efforts, that it will be able to successfully obtain any further grants and awards, maintain its existing grants which are subject to performance, enter into any biodefense procurement contracts with the US Government or other countries, that the US Congress may not pass any legislation that would provide additional funding for the Project BioShield program, that it will be able to patent, register or protect its technology from challenge and products from competition or maintain or expand its license agreements with its current licensors, or that its business strategy will be successful. Important factors which may affect the future use of orBec® for gastrointestinal GVHD include the risks that: the FDA's requirement that Soligenix conduct additional clinical trials to demonstrate the safety and efficacy of orBec® will take a significant amount of time and money to complete and positive results leading to regulatory approval cannot be assumed; Soligenix is dependent on the expertise, effort, priorities and contractual obligations of third parties in the clinical trials, manufacturing, marketing, sales and distribution of its products; orBec® may not gain market acceptance if it is eventually approved by the FDA; and others may develop technologies or products superior to orBec®. Factors affecting the development and use of SGX201 and LPMTM are similar to those affecting orBec®. These and other factors are described from time to time in filings with the Securities and Exchange Commission, including, but not limited to, Soligenix's reports on Forms 10-Q and 10-K. Unless required by law, Soligenix assumes no obligation to update or revise any forward-looking statements as a result of new information or future events.

Company Contact:

Evan Myrianthopoulos
Chief Financial Officer
(609) 538-8200 | www.soligenix.com

Soligenix, Inc.
29 Emmons Drive, Suite C-10
Princeton, NJ 08540